Exhibit 99.1

CA COMPLETES NIKU ACQUISITION TO EXTEND LEADERSHIP

IN IT GOVERNANCE

Strengthens Business Service Optimization Offerings

ISLANDIA, N.Y., August 1, 2005 – Computer Associates International, Inc. (NYSE:CA) today announced that it completed its acquisition of Niku, including its leading information technology governance (ITG) solution, on July 29, 2005.

“The Niku acquisition gives CA a leading solution in one of the fastest growing software sectors – IT governance – enabling CA to deliver the most robust Business Service Optimization solutions on the market,” said Jacob Lamm, senior vice president and general manager of CA’s Business Service Optimization (BSO) business unit.  “We welcome Niku employees, customers and partners to CA.  We look forward to working with them to build on CA’s strengths in systems management and help organizations drive more value from their IT assets, services, and investments.”

With the acquisition of Niku, whose revenue grew 45 percent in its last fiscal year, CA gains a best-in-class offering in a market segment that is growing faster than the software industry as a whole.  Niku’s ITG solutions will be integrated with CA’s BSO unit.  CA’s BSO solutions enable customers to align IT investments with business objectives, control IT costs, deliver IT as a service, and meet heightened compliance requirements.  CA estimates the market for its BSO solutions at $7.9 billion in 2004 with an estimated compounded annual growth rate of 8 percent through 2008.*

“We are excited to be a part of the CA team and leverage the resources of a $3.5 billion organization,” said Josh Pickus, senior vice president of BSO at CA and the former CEO of Niku. “With CA’s resources, we will be able to integrate IT governance solutions with other BSO offerings and bring the benefits to an even wider audience, achieving significant sales growth worldwide.”

Niku’s flagship ITG Solution, Clarity, is an integrated suite that enables customers to understand the full and true cost of IT spending so they can allocate resources more strategically and ensure the alignment of IT with business strategy. The solutions span the full IT life cycle, from investment selection, through execution and delivery of initiatives, to assessment of results. This capability gives executives comprehensive, real-time views into the entire IT investment portfolio.

Niku will be run within CA’s BSO business unit as the Clarity Division reporting to Pickus, who will be responsible for sales, professional services, marketing, and research and development of the Clarity line of products. The vast majority of Niku employees are joining CA through the acquisition.

CA will continue to fully support Niku products and will honor all obligations (including special features) specified in current CA and Niku contracts.

Customers can continue to access Niku support at http://niku.com/, via email at support@niku.com or by calling 1-888-550-6458 (North America); support-etz@niku.com or +44-08459-888788 (Europe); or support-apac@niku.com or +61-3-9653-9247 (Asia/Pacific).  The Niku customer portal at http://support.niku.com/ will also continue to be available to customers.

A white paper on CA's technology integration directions and roadmap for its BSO solutions is available at http://ca.com/bso/roadmap.pdf.

The merger consideration to be paid in cash for each share of Niku common stock outstanding immediately prior to the closing is $21.00 without interest. The aggregate cash consideration to be paid by CA is approximately $350 million. CA will soon mail a letter of transmittal and instructions to former holders of record of Niku common stock to be used for the exchange of Niku shares for the cash consideration. Niku stockholders who own shares through a broker will be contacted by their broker. Former Niku stockholders with further questions regarding the exchange of Niku shares for the cash consideration should contact Computershare Trust Company of New York, CA’s exchange agent, by telephone at 1-212-701-7650.  In connection with the consummation of the transaction, Niku requested the voluntary delisting of Niku’s common stock from the Nasdaq National Market, effective as of the close of business on June 29, 2005.  Concurrently with delisting, Niku filed a Form 15 with the Securities and Exchange Commission to effect the deregistration of its common stock.

For additional information, please visit http://ca.com/niku.

*Source: Company estimates.

About CA

Computer Associates International, Inc. (NYSE:CA), one of the world’s largest management software companies, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication (such as statements containing the words “plans,” “intends” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the CA deferred prosecution agreement with the United States Attorney’s Office of the Eastern District, including that CA could be charged with criminal offenses if it violates this agreement; the agreement that CA entered into with the Securities and Exchange Commission (“SEC”), including that CA may be subject to substantial civil penalties and fines if it violates this agreement; civil litigation arising out of the matters that are the subject of the Department of Justice and the Securities and Exchange Commission investigations, including shareholder derivative litigation; CA is subject to intense competition and increased competition is expected in the future; risks associated with the recent loss and ongoing replacement of key personnel; CA’s products must remain compatible with, and CA’s product development is dependent upon access to, changing operating environments; CA has a significant amount of debt; CA’s credit ratings have been downgraded and could be downgraded further; customers are still adapting to CA’s Business Model; the failure to protect CA’s intellectual property rights may weaken its competitive position; certain software is licensed from third parties who require, among other things, the payment of royalties, which could affect the development and enhancement of CA’s products; CA may become dependent upon large transactions; the market for some or all of CA’s key product areas may not grow; customer decisions are influenced by general economic conditions; third parties may claim that CA’s products infringe their intellectual property rights; fluctuations in foreign currencies could result in transaction losses; acts of war and terrorism may adversely affect CA’s business; the volatility of the international marketplace; and the other factors described in CA’s Annual Report on Form 10-K for the year ended March 31, 2005 filed with the SEC. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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© 2005 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.